                                                                   Exhibit 10.16



                            ASSET PURCHASE AGREEMENT

                                      among

                             A-M ACQUISITIONS CORP.

                                WATERLINK, INC.,

                             AERO-MOD INCORPORATED,

                                 RESI-TECH, INC.

                                       and

                               LAWRENCE A. SCHMID






                                 April 26, 1996

                                TABLE OF CONTENTS
                                -----------------

                                                                           PAGE

ARTICLE I          TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES........  1

             1.1   Transfer of Assets......................................  1
             1.2   Transfer of Patents.....................................  2
             1.3   Lease of Real Property..................................  2
             1.4   Assumption of Liabilities...............................  2
             1.5   Method of Conveyance and Transfer.......................  2
             1.6   Further Assurances......................................  3

ARTICLE II         PAYMENT OF PURCHASE PRICE...............................  3

             2.1   Payment by Purchaser....................................  3
             2.2   Earn-Out................................................  4
             2.3   Allocation of Purchase Price............................  5
             2.4   Transfer Taxes..........................................  6

ARTICLE III        REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
                   SELLERS AND SHAREHOLDER.................................  6

             3.1   Organization and Standing...............................  6
             3.2   Authority of Sellers and Shareholder; Consents..........  6
             3.3   Business Relations......................................  7
             3.4   Leased Property.........................................  7
             3.5   Investments in Other Entities...........................  8
             3.6   Title to and Condition of Subject Assets................  9
             3.7   Financial Statements....................................  9
             3.8   Absence of Certain Changes..............................  9
             3.9   Absence of Undisclosed Liabilities...................... 11
             3.10  Taxes................................................... 11
             3.11  Indebtedness to Officers, Directors and Shareholders.... 12
             3.12  Articles of Incorporation and By-Laws................... 12
             3.13  Corporate Minutes....................................... 12
             3.14  Brokerage and Finder's Fees............................. 12
             3.15  Accounts Receivable..................................... 12
             3.16  Employment Matters...................................... 12
             3.17  No Defaults............................................. 13
             3.18  Non-Trade Accounts Receivable........................... 13
             3.19  Material Contracts...................................... 13
             3.20  Purchase Orders......................................... 14
             3.21  Indebtedness............................................ 14

                                       (i)

                                                                           PAGE

             3.22  Litigation.............................................. 14
             3.23  Insurance............................................... 14
             3.24  Transactions with Officers, Etc......................... 15
             3.25  Employees/Independent Sales Representatives............. 15
             3.26  Trademarks, Copyrights and Similar Matters.............. 15
             3.27  Employee Benefit Plans and Other Plans.................. 16
             3.28  Environmental Matters................................... 17
             3.29  Bank Accounts........................................... 19
             3.30  Compliance with Laws.................................... 19
             3.31  Powers of Attorney...................................... 19
             3.32  Licenses and Rights..................................... 19
             3.33  Schedule of Government Reports.......................... 19
             3.34  Products................................................ 19
             3.35  Casualty Occurrences.................................... 20
             3.36  Inventory............................................... 20
             3.37  Material Misstatements or Omissions..................... 20
             3.38  Investment Representations.............................. 20

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   AND WATERLINK........................................... 21

             4.1   Organization and Good Standing of Purchaser

                   and Waterlink........................................... 21
             4.2   Authority of Purchaser and Waterlink.................... 22
             4.3   Certificate of Incorporation and By-Laws................ 22
             4.4   Waterlink Financial Statements.......................... 22
             4.5   Waterlink Authorized Capitalization..................... 22
             4.6   Absence of Certain Changes.............................. 23

ARTICLE V          CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
                   AND WATERLINK .......................................... 23

             5.1   Representations True.................................... 23
             5.2   All Consents Obtained................................... 23
             5.3   Performance and Obligations............................. 23
             5.4   Receipt of Documents by Purchaser....................... 23
             5.5   No Litigation........................................... 25
             5.6   Employment Agreement.................................... 25
             5.7   Delivery of Books and Records........................... 26
             5.8   Instruments of Transfer................................. 25
             5.9   Confidentiality and Non-Compete Agreements.............. 26
             5.10  Absence of Changes...................................... 26
             5.11  Amended and Restated Exclusive License Agreement........ 26

                                      (ii)

                                                                          PAGE

             5.12  Lease for Leased Property.............................. 26
             5.13  Environmental Investigation............................ 26
             5.14  Title Commitment....................................... 26
             5.15  Non-Disturbance Agreement.............................. 26
             5.16  Blue Water Transaction................................. 26
             5.17  SBA Loans.............................................. 26
             5.18  Termination of Simplified Employee Pension Plan........ 27

ARTICLE VI         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
                   AND SHAREHOLDER........................................ 27

             6.1   Representations True................................... 27
             6.2   All Consents Obtained.................................. 27
             6.3   Performance of Obligations............................. 27
             6.4   Receipt of Documents by Sellers and Shareholder........ 27
             6.5   No Litigation.......................................... 28
             6.6   Employment Agreement................................... 28
             6.7   Registration Rights Agreement.......................... 28
             6.8   Assumption of Liability................................ 28
             6.9   Executive Committee.................................... 28
             6.10  Lease for Leased Property.............................. 28
             6.11  Blue Water Transaction................................. 28

ARTICLE VII        CLOSING................................................ 29

ARTICLE VIII       TERMINATION OF AGREEMENT............................... 29

ARTICLE IX         SURVIVAL OF REPRESENTATIONS
                   AND WARRANTIES; INDEMNIFICATION; DISPUTES.............. 30

             9.1   Survival of Representations and Warranties............. 30
             9.2   Sellers' and Shareholder's Indemnification............. 30
             9.3   Defense of Claim....................................... 31
             9.4   Purchaser's and Waterlink's Indemnification............ 31
             9.5   Limitations on Indemnification......................... 32

ARTICLE X          CONDUCT PRIOR TO CLOSING DATE.......................... 32

             10.1  Continuation of Business............................... 32
             10.2  Preservation of Business............................... 33
             10.3  Consents and Approvals................................. 33

ARTICLE XI         ASSIGNMENT, THIRD PARTIES, BINDING EFFECT.............. 33

                                      (iii)

                                                                          PAGE

ARTICLE XII        EXPENSES............................................... 34

ARTICLE XIII       NOTICES................................................ 34

ARTICLE XIV        REMEDIES NOT EXCLUSIVE................................. 35

ARTICLE XV         NON-COMPETITION........................................ 35

             15.1  Non-Competition Agreement.............................. 35
             15.2  Disclosure of Confidential Information................. 37

ARTICLE XVI        MISCELLANEOUS.......................................... 37

             16.1  Counterparts........................................... 37
             16.2  Captions and Section Headings.......................... 37
             16.3  Possession of Acquired Assets.......................... 37
             16.4  Waivers................................................ 37
             16.5  Right of Inspection.................................... 37
             16.6  Amendments, Supplements or Modifications............... 38
             16.7  Entire Agreement....................................... 38
             16.8  Governing Laws......................................... 38
             16.9  Knowledge.............................................. 38
             16.10 Press Releases......................................... 38


                                      (iv)

                                LIST OF EXHIBITS
                                ----------------

                                                                          PAGE

Exhibit A    Legal Description of Leased Property...........................2

Exhibit B    Convertible Subordinated Promissory Note...................... 3

Exhibit C    Subordinated Promissory Note.................................. 3

Exhibit D    Second Subordinated Promissory Note .......................... 3

Exhibit E    Allocation of Earn-Out Payment................................ 4

Exhibit F    Schmid Employment Agreement...................................25

Exhibit G    Registration Rights Agreement.................................28




                                       (v)

                                LIST OF SCHEDULES
                                -----------------

                                                                          PAGE

1.1          Cash Surrender of Life Insurance Policies and Associated Debt...1

1.2          Schedule of Patents.............................................2

1.4          Assumed Liabilities.............................................2

2.3          Allocation of Purchase Price....................................5

3.1          Jurisdictions of Incorporation, Qualification and

             Business Conduct of Seller and Subsidiaries ....................6

3.2          Consents ...................................................7, 23

3.3          Business Relations..............................................7

3.4          Leased Property ................................................7

3.5          Equity Interests ...............................................8

3.6          Title to and Condition of Subject Assets .......................9

3.8          Absence of Certain Changes ....................................10

3.9          Undisclosed Liabilities .......................................11

3.10         Tax Waivers and Audits ........................................11

3.11         Indebtedness to Officers, Directors and Shareholders...........12

3.16         Employment Matters ........................................12, 13

3.17         Defaults...................................................... 13

3.18         Accounts Receivable ...........................................13

3.19         Contracts .............................................13, 24, 32

3.20         Purchase Orders ...............................................14

3.21         Indebtedness ..................................................14


                                      (vi)

                                                                           PAGE

3.22         Litigation .....................................................14

3.23         Insurance ......................................................14

3.24(a)      Ownership of Sellers in Certain Entities .......................15

3.24(b)      Contracts With Officers, Etc. ................................. 15

3.24(c)      Interest in Competitors ........................................15

3.25(a)      Employees of Sellers............................................15

3.25(b)      Independent or Outside Sales Representatives of Sellers.........15

3.26         Patents, Trademarks, Service Marks, Trade Names
             and Copyrights ................................................ 16

3.27         Employee Benefit and Other Plans ...............................17

3.29         Bank Accounts ..................................................19

3.32         Licenses and Rights ............................................19

3.33         Government Reports .............................................19

3.34         Warranties and Customer Service Policies ....................   20

3.35         Product Liability Matters ......................................20

4.5          Authorized Capitalization.......................................22

4.6          Absence of Certain Changes......................................23


                                      (vii)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT ("Agreement") is made this 26th day of April, 1996, among A-M ACQUISITIONS CORP., a Delaware corporation ("Purchaser"), AERO-MOD INCORPORATED, a Kansas corporation ("Aero-Mod") RESI-TECH, INC., a Kansas corporation ("Resi-Tech") (each a "Seller" and collectively "Sellers"), WATERLINK, INC., a Delaware corporation ("Waterlink"), and LAWRENCE A. SCHMID, sole shareholder of each Seller ("Shareholder").

                                 R E C I T A L:
                                 --------------

         Purchaser desires to purchase, and Sellers desire to sell to Purchaser, all of the business, assets, and goodwill of each Seller, except as otherwise provided in this Agreement, and Purchaser desires to purchase, and Shareholder desires (i) to sell to Purchaser, certain patents and related know-how that are used in the business of each Seller, in exchange for cash, promissory notes and for the assumption of certain of Sellers' liabilities and obligations, as expressly provided in this Agreement and (ii) to lease certain real property on which the business of Sellers is presently being conducted and on which Purchaser, among other things, will conduct its business.

         NOW, THEREFORE, Purchaser, Waterlink, Sellers and Shareholder agree as follows:

                                    ARTICLE I
                                    ---------

                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES
                ------------------------------------------------

         1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions in this Agreement, except as set forth below, Sellers will convey, transfer, assign and deliver to Purchaser on the Closing Date (defined below) all of the business, assets, and goodwill owned or used by Sellers on the Closing Date in the conduct of business of each Seller (together, the "Business") of every kind and description, wherever located, known or unknown, tangible or intangible, including, without limitation, all property, real, personal or mixed, cash on hand and in accounts, accounts receivable, securities, deposits on contractual obligations or otherwise, claims and rights under contracts and leases, licenses, customer lists, trade secrets, tax refund claims and all other pending claims and other choses in action, exclusive rights to use the names "Aero-Mod Incorporated" or "Resi-Tech, Inc.," any derivative or combination thereof and all other names or slogans used by Sellers in connection with the Business or its products, all product catalogs and other advertising materials, all files, books and records of Sellers relating to the Business, and all computer programs, all as the same exist on the Closing Date (collectively, the "Acquired Assets"). Notwithstanding the foregoing, the Acquired Assets will not include
(i) those certain Notes receivable of Sellers from Shareholder set forth on
SCHEDULE 1.1 of amounts up to Sixty-Two Thousand Nine Hundred and Six Dollars and Sixty-Two Cents ($62,406.62) and (ii) the cash surrender value of certain life insurance policies and the associated borrowings thereon as specifically referenced on SCHEDULE 1.1, which net to an amount of up to Seven Thousand Six Hundred and Sixty-Four Dollars and Nineteen Cents ($7,664.19) (collectively, the "Excluded Assets").

         1.2 TRANSFER OF PATENTS. On the terms and subject to the conditions in this Agreement, Shareholder will convey, transfer, assign and deliver to Purchaser on the Closing Date, certain patents, patent applications or invention disclosures set forth in SCHEDULE 1.2 and related know-how that are used in connection with the conduct of the Business (the "Patents"), and Seller covenants and agrees that all such assets relating to the Business are disclosed therein. Seller will execute any documents deemed necessary by Purchaser to secure or perfect the transfer of such Patents to Purchaser, and will provide reasonable assistance to Purchaser in any enforcement that Purchaser may, in its discretion, seek to undertake relative thereto.

         1.3 LEASE OF REAL PROPERTY. Shareholder will lease to Purchaser certain real property containing approximately _____ acres, together with the improvements thereon, known for street numbering purposes as 7927 U.S. Highway 24, Manhattan, Kansas and more particularly described on the lease (the "Lease") attached hereto as EXHIBIT A (the "Leased Property" and, together with the Patents and the Acquired Assets, the "Subject Assets").

         1.4 ASSUMPTION OF LIABILITIES. Subject to the conditions in this Agreement, on the Closing Date, Purchaser will deliver an undertaking in form and substance reasonably satisfactory to Shareholder, Sellers and their counsel pursuant to which Purchaser will assume and agree to pay, perform and discharge
(i) all obligations and liabilities of Sellers to the extent reflected or reserved against in each Sellers balance sheet as of January 31, 1995, included in the Financial Statements (defined below), (ii) all obligations and liabilities of each Seller arising after the Closing Date under any contracts, agreements, instruments and arrangements listed on SCHEDULE 1.4 to this Agreement and (iii) all current liabilities of each Seller arising after the date of such balance sheet in the ordinary course of business and not in violation of this Agreement PROVIDED, HOWEVER, that Purchaser will not assume any liability of Sellers incurred or arising in connection with (i) any tax obligations of Sellers or Shareholder of any nature whatsoever (including penalties, interest and additions to tax); (ii) any product liability claims related to products shipped or in finished goods inventory as of the close of business on the Closing Date; (iii) any liabilities related to any violation of any Environmental Laws (defined below) arising prior to the close of business on the Closing Date; (iv) any liabilities related to Sellers' Benefit Plans (defined below); and (v) any liability or obligations of Sellers and/or Shareholder to The First National Bank of Wamego or the U.S. Small Business Administration under loan number GP 762-047-30-03-KC and related note dated October 12, 1994. Any of the foregoing notwithstanding, Purchaser will not assume any other obligations or liabilities of Sellers or Shareholder, including, without limitation, those arising out of or in connection with the negotiation and preparation of this Agreement or the consummation of the transactions provided for in this Agreement which shall be borne personally by Shareholder. The liabilities to be assumed by Purchaser hereunder are collectively referred to as the "Assumed Liabilities."

         1.5 METHOD OF CONVEYANCE AND TRANSFER. The conveyance, transfer and delivery of the Subject Assets will be effected by bills of sale, endorsements, assignments and other instruments of transfer, all in such form as Purchaser reasonably requests, vesting in Purchaser good and marketable title to the Subject Assets, free and clear of all covenants, conditions, easements, liens, charges, security interests, adverse claims, encumbrances, demands or other title defects or restrictions of any kind.

         1.6 FURTHER ASSURANCES. Each Seller and Shareholder, at any time and from time to time after the Closing Date, upon request of Purchaser, will do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better conveying, transferring, assigning, and delivering to Purchaser, or to its successors and assigns, and for aiding and assisting in collecting and reducing to possession, all the Subject Assets.

                                   ARTICLE II
                                   ----------

                            PAYMENT OF PURCHASE PRICE
                            -------------------------

         2.1      PAYMENT BY PURCHASER.

                  (a) At the Closing, Purchaser will pay to Sellers and Shareholder the purchase price for the Subject Assets, as follows:

                         (i) By certified or bank check in immediately available
                  funds or by wire transfer to an account designated by Sellers or Shareholder, as the case may be, Two Hundred Thousand Dollars ($200,000) payable to Aero-Mod in partial payment for its Acquired Assets, Four Hundred Thousand Dollars ($400,000) payable to Resi-Tech in partial payment for its Acquired Assets and Three Hundred Thousand Dollars ($300,000) payable to Shareholder in partial payment for the Patents.

                        (ii) Purchaser will issue to Shareholder, in partial
                  payment for the Patents, its convertible subordinated promissory note (the "Convertible Subordinated Promissory Note") in the form of EXHIBIT B to this Agreement, dated as of the Closing Date and payable to Shareholder in the principal amount of Four Hundred Thousand Dollars ($400,000). The Convertible Subordinated Promissory Note will be convertible into shares of common stock of Waterlink, as provided for therein.

                       (iii) Purchaser will issue to Aero-Mod, in partial
                  payment for its Acquired Assets, its subordinated promissory note (the "Subordinated Promissory Note") in the form of EXHIBIT C to this Agreement, dated as of the Closing Date and payable to Aero-Mod in the principal amount of One Hundred Fifty Thousand Dollars ($150,000).

                        (iv) Purchaser will issue to Resi-Tech, in partial
                  payment for its Acquired Assets, its subordinated promissory note (the "Second Subordinated Promissory Note") in the form of EXHIBIT D to this Agreement, dated as of the Closing Date and payable to Resi-Tech in the principal amount of One Hundred Fifty Thousand Dollars ($150,000). The Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note are collectively referred to as the "Promissory Notes".

                  (b) After the Closing, Purchaser will pay to each of Resi-Tech and Shareholder as additional purchase price for the Resi-Tech Acquired Assets and the Patents, the Earn-Out Payments referred to in Section
         2.2 below, if applicable.

         2.2      EARN-OUT.

                  (a) In addition to the payments referred to in Section 2.1(a) above and with respect to the period set forth below (the "Earn-Out Period"), Purchaser shall pay to Resi-Tech and Shareholder the amount set forth below (the "Earn-Out Payment") based on the adjusted earnings before income and taxes ("Adjusted EBIT") (as more fully defined below) of the Business. The Earn-Out Payment, if any, shall be allocated between Resi-Tech and Shareholder as is set forth on the attached EXHIBIT E.

                  (b) "Adjusted EBIT" for any period of determination shall mean the earnings before interest (other than interest on borrowings used for working capital purposes) and federal, state and local taxes of any nature whatsoever of the Business and determined as if the Business was an independent corporate entity whether or not it is subsequently merged into another entity or other businesses or assets not relating to the Business are operated or acquired by Purchaser, determined in accordance with generally accepted accounting principals consistently applied, from period to period, based on the Sellers Financial Statements (defined below) at the Closing.

                  (c) In accordance with the following table, the Earn-Out Payment shall be payable for the Earn-Out Period if the Adjusted EBIT equals or exceeds the amount set forth below:

EARN-OUT PERIOD             ADJUSTED EBIT              EARN-OUT PAYMENT
---------------             -------------              ----------------

Eighteen (18) month           $1,300,000                  $300,000
period ending
September 30, 1997

                  To the extent the Earn-Out Period is different than the expected eighteen (18) month period set forth above, the Adjusted EBIT target will be adjusted to reflect the actual months (or partial months based on days elapsed) included at an average expected monthly EBIT of Seventy-Two Thousand Two Hundred Twenty-Two Dollars and Twenty-Two Cents ($72,222.22).

                  For example, if there are only sixteen (16) full months after the Closing, the Adjusted EBIT target shall be the product of the average expected monthly EBIT of Seventy-Two Thousand Two Hundred Twenty-Two Dollars and Twenty-Two Cents ($72,222.22) times sixteen (16) which would equal One Million One Hundred Fifty-Five Thousand Five Hundred and Fifty-Five Dollars and Forty Cents ($1,155,555.40).

                  (d) Purchaser shall deliver to each of Resi-Tech and Shareholder within ninety (90) days of the end of the Earn-Out Period,
         (i) Purchaser's financial statements covering the Earn-Out Period, and
         (ii) a statement setting forth the computation and amount of Adjusted

         EBIT for the Earn-Out Period (the "Earn-out Statement") and shall pay the Earn-Out Payment, if any, within thirty (30) days of the delivery of the Earn-out Statement.

                  (e) Resi-Tech and Shareholder shall have thirty (30) days from the date the Earn-Out Statements are delivered to it or him, as the case may be, to furnish Purchaser with a letter requesting access to the books and records of Purchaser necessary to compute Adjusted EBIT and upon receipt of such request, Purchaser shall promptly make available such books and records to Resi-Tech and Shareholder. Resi-Tech and Shareholder shall have thirty (30) days after such access is granted to furnish Purchaser with a letter setting forth those items with which he or it disagrees and the reasons for each such disagreement. The parties shall promptly seek to reconcile any such disagreement; if they fail to reach an agreement within thirty (30) days of receipt by Purchaser of such letter, then an independent public accounting firm shall be retained by the parties to settle any remaining disagreement, and the decision of said firm shall be final and binding on all parties to this Agreement. If Resi-Tech and Shareholder, on the one hand, and Purchaser, on the other hand, cannot agree on an accounting firm to settle any remaining disagreement within such thirty (30) day period, then Resi-Tech and Shareholder, on the one hand, and Purchaser, on the other hand, shall each designate one (1) independent public accounting firm and the firms so designated shall select an independent public accounting firm and the decision of said firm shall be final and binding on all parties to this Agreement. The fees of all accounting firms involved shall be paid by the party which fails to prevail with respect to the dispute. The payment of the portion of the Earn-Out Payment in dispute, if any, or overpayment due to Purchaser, if any, as the case may be, ultimately determined (pursuant to the procedures set forth in this paragraph) to be due Resi-Tech and Shareholder shall be made within fifteen (15) days of such determination.

         2.3 ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the purchase price, including the Assumed Liabilities and all other capitalizable costs, among the Subject Assets for all purposes (including Financial accounting and tax purposes) in accordance with the individual fair market value of the Subject Assets as set forth on SCHEDULE 2.3, which schedule shall be prepared by Purchaser and agreed to by Sellers prior to the Closing Date and shall be adjusted post-closing to reflect actual balance sheet amounts. Purchaser and Sellers shall file an IRS Form 8594 in accordance with the post-closing SCHEDULE
2.3 as required by Section 1060 of the Internal Revenue Code of 1986, as amended. Aero-Mod's tax identification number is ________________________, Resi-Tech's tax identification number is __________________, Shareholder's social security number is __________________________, Purchaser's tax identification number is 34-1829167 and Waterlink's tax identification number is 34-1820944.

         2.4 TRANSFER TAXES. All applicable sales and transfer taxes of any nature whatsoever, if any, arising by reason of the transfer of the Subject Assets under this Agreement will be borne by Sellers or Shareholder, as the case may be.

                                   ARTICLE III
                                   -----------

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLERS
              -----------------------------------------------------
                                 AND SHAREHOLDER
                                 ---------------

         Each Seller and Shareholder, jointly and severally, represent and warrant to, and agree with, Purchaser and Waterlink as follows:

         3.1      ORGANIZATION AND STANDING.

                  (a) Aero-Mod is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas. Resi-Tech is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Neither Seller owns any voting stock or other capital stock of any other corporation, directly or indirectly, nor is either Seller directly or indirectly a partner in any general partnership. Each Seller has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

                  (b) Set forth on SCHEDULE 3.1 is a true and correct list of all jurisdictions in which each Seller is qualified to do business as a foreign corporation or partnership, and each jurisdiction where each Seller does business or owns or leases property.

         3.2 AUTHORITY OF SELLERS AND SHAREHOLDER; CONSENTS. The execution, delivery and consummation of this Agreement by each Seller has been duly authorized by the board of directors and the shareholder(s) of each Seller in accordance with all applicable laws and the Articles of Incorporation and By-Laws of each Seller, and at the Closing Date no further corporate action will be necessary on the part of either Seller or Shareholder to make this Agreement valid and binding on each Seller and Shareholder and enforceable against each Seller and Shareholder in accordance with its terms. The execution, delivery and consummation of this Agreement by each Seller and Shareholder (as applicable)
(i) is not contrary to the Articles of Incorporation or By-Laws of Seller, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which either Seller or Shareholder is a party or to which either Seller or Shareholder or any of its or his assets are subject or bound, (iii) will not result in the creation of any lien or other charge upon any assets of either Seller or Shareholder, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which either Seller or Shareholder is a party or to which either Seller or Shareholder or any of its or his assets is subject or bound. Except as may be listed on SCHEDULE 3.2, no approval or consent of any person, firm or other entity or governmental body (including in connection with any customer bids or proposals) is or was required to be obtained by either Seller or Shareholder for the authorization of this Agreement or the consummation by either Seller or Shareholder of the transactions contemplated in this Agreement.

         3.3 BUSINESS RELATIONS. Other than as set forth on SCHEDULE 3.3, Sellers are not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Sellers have not received any notice of any disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability of any materials or products used in its business and has no reason to believe that any such disruption will occur. There are no sole source suppliers of goods, equipment or services used by Sellers (other than public utilities) with respect to which practical alternative sources of supply are unavailable.

         3.4 LEASED PROPERTY. With respect to the Leased Property, except as set forth on SCHEDULE 3.4:

                  (a) There is no condemnation proceeding or eminent domain proceeding of any kind pending or, to the best knowledge of Shareholder or Sellers, threatened against any of the Leased Property;

                  (b) The Leased Property is occupied under valid and current certificates of occupancy or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like; there are no facts known to Shareholder or Sellers which would prevent the Leased Property from being occupied after the Closing Date in substantially the same manner as before;

                  (c) The Leased Property does not violate, and all improvements are constructed in compliance with, any applicable federal, state or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements, including, without limitation, any building, zoning, fire or environmental laws or codes (the "Laws and Ordinances") and Shareholder will lease the Leased Property free from any such violations;

                  (d) Sellers and/or Shareholder has obtained all appropriate licenses, permits, building permits and occupancy permits that are required by the Laws and Ordinances for the operations of the businesses of Sellers on the Leased Property;

                  (e) There are no outstanding variances or special use permits affecting the Leased Property or its uses;

                  (f) No notice of a violation of any Laws and Ordinances, or of any covenant, condition, easement or restriction affecting the Leased Property or relating to its use or occupancy has been given to Sellers, nor are Sellers aware of any such violation;

                  (g) No portion of the Leased Property is located within a special flood plain area as designated by the Federal Emergency Management Agency or other applicable government authority;

                  (h) The Leased Property has and will have as of the Closing Date adequate potable water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways and, without limitation, other required public utilities. All utility lines and facilities presently serving the Leased Property are serviced and maintained by the appropriate public or quasi-public entity. All utilities enter the Leased Property through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements;

                  (i) Sellers and Shareholder have no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Leased Property, and there are no present assessments;

                  (j) All improvements constituting the Leased Property are without structural defects, are located entirely within the boundary lines of the Leased Property and do not encroach upon any street or land of others; and

                  (k) The Leased Property either (a) is freely accessible directly from all public streets on which it abuts, or (b) uses adjoining private land to access the same in accordance with valid public easements. Sellers and Shareholder have no knowledge of any condition which would result in the termination of such access;

                  (l) Sellers and Shareholder have no boundary or water drainage disputes with the owners of any premises adjacent to the Leased Property and have no knowledge of any such dispute involving former owners of the Leased Property;

                  (m) Sellers and Shareholder have no notice of outstanding requirements or recommendations by the insurance companies who issued the insurance policies insuring the Leased Property, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the Leased Property;

                  (n) Shareholder and Sellers will obtain from all mortgagees of the Leased Property a so-called "Non-Disturbance Agreement" (the "Non-Disturbance Agreement") assuring Purchaser that so long as Purchaser is not in default of the Lease, Purchaser's tenancy will not be disturbed and containing such other terms and provisions as are reasonably acceptable to Purchaser.

         3.5 INVESTMENTS IN OTHER ENTITIES. Except as set forth on SCHEDULE 3.5, Sellers do not have any direct or indirect equity interest, or debt convertible into any equity interest, in any entity, corporation or otherwise, or any right, warrant or option to acquire any such interest.

         3.6 TITLE TO AND CONDITION OF SUBJECT ASSETS. Except as set forth on
SCHEDULE 3.6, each of Sellers and Shareholder own and possess and will own and possess as of the Closing Date all right, title and interest in and to the Subject Assets, including, without limitation, good and merchantable title to the Subject Assets, in each case free and clear of all conveyances, conditions, easements, liens, charges, security interests, adverse claims, encumbrances, encroachments, reservations, easements, limitations, servitudes, other title defects or restrictions of any nature. Each of Sellers and Shareholder have and will have as of the Closing Date the right, power and authority to convey, transfer, lease, assign and deliver the Subject Assets free and clear of any title defect or restriction, including, without limitation, those enumerated in this SECTION 3.6. All tangible Subject Assets of Sellers are in Sellers' possession or under its control, and all equipment included in the Subject Assets is in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear consistent with the age and use thereof, and is fit and adequate for the purposes intended. Each of Sellers and Shareholder enjoy peaceful and quiet possession of the Subject Assets pursuant to or by all of the deeds, bills of sale, leases, licenses and other agreements under which it is operating its business. The Subject Assets comprise all assets of any kind or character necessary for the operation of Sellers' business as it is presently conducted.

         3.7 FINANCIAL STATEMENTS. Prior to the date of this Agreement, each Seller provided Purchaser with the following financial statements of each Seller and will provide to Purchaser monthly financial statements for the months after January 31, 1996 (the "New Monthly Financial Statements") as soon as practicable after the end of each month, to wit: the consolidated balance sheets and statements of income at and for the fiscal years ended October 31, 1993, October 31, 1994 and October 31, 1995 and the consolidated balance sheets and statements of income at and for the five (5) month period ending March 31, 1995 (the "Sellers Financial Statements").

         The Sellers Financial Statements each respectively (i) have been (and, with respect to the New Monthly Statements, when delivered, will have been) prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods, (ii) present fairly (and, with respect to the New Monthly Statements, when so delivered, will present fairly), in all material respects, each Seller's financial position, results of its operations and cash flows at and for the periods therein specified, (iii) are (and, with respect to the New Monthly Statements, when so delivered, will be) true and complete, (iv) are (and, with respect to the New Monthly Statements, when so delivered, will be) consistent with the books and records of each Seller, and
(v) with respect to all of the unaudited Sellers Financial Statements, include (and, with respect to the New Monthly Statements, when so delivered, will include) all adjustments, consisting only of normal recurring adjustments, required for a fair presentation. The Sellers Financial Statements will be deemed to include any accompanying notes and schedules.

         3.8 ABSENCE OF CERTAIN CHANGES. Since October 31, 1995, each Seller has actively conducted its business in the ordinary and regular course consistent with past practice. Since such date, there has not been any material adverse change in the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects of Sellers. To Sellers' knowledge, there has not occurred any event or governmental regulation or order which could cause such a change, nor to Sellers' knowledge, is the occurrence of any such event, regulation or order threatened. Except as set forth on SCHEDULE 3.8, without limiting the generality of the foregoing, since October 31, 1995, there has not been:

                  (a) Any increase made or promised in the compensation or other remuneration payable or to become payable by Sellers to any of its employees, agents or partners;

                  (b) Any mortgage or pledge of, or any other lien, charge or encumbrance of any kind, on any of the assets, tangible or intangible, of Sellers, except in the ordinary course of business;

                  (c) Any sale or transfer of any assets, except for sales of inventory in the ordinary course of business, or settlement, cancellation or release of any indebtedness owing to Sellers or of any other claims of Sellers, except in the ordinary course of business;

                  (d) Any sale, license, assignment or transfer by Sellers or Shareholder of any patents, trademarks, trade names or other similar intangible assets;

                  (e) Any amendments or termination of any material contract, agreement or license to which Sellers are a party or to which Sellers or any of its assets are subject or bound;

                  (f) Any commitment made (through negotiations or otherwise) or any liability incurred to any labor organization by Sellers;

                  (g) Any payment, declaration or setting aside by Sellers of dividends or a return of capital or any distribution by Sellers of any cash or other assets to any of its shareholders in redemption of or as the purchase price for any of its capital stock or in discharge or cancellation in whole or in part of any indebtedness owing (whether in payment of principal, interest or otherwise) to any of its shareholders;

                  (h) Any discharge or satisfaction by Sellers of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent), other than those shown on the January 31, 1996 balance sheet of the Sellers Financial Statements that have been discharged or satisfied in the ordinary course without acceleration and other than those incurred and discharged in the ordinary course of business consistent with past practice;

                  (i) Any transaction entered into by Sellers other than in the ordinary course of business consistent with past practice;

                  (j) Any institution by Sellers of a bonus, stock option, profit-sharing, pension plan or similar arrangement or any changes in any such existing plans;

                  (k) Any incurrence (whether discharged or not) of any obligation or liability (whether accrued, absolute, fixed or contingent) other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice;

                  (l) Any adverse change in collection loss experience;

                  (m) Any material loss, damage or destruction to any of Sellers' properties (whether or not covered by insurance) or any labor trouble; or

                  (n) Any change in accounting principles or practices from those utilized in the preparation of the Sellers Financial Statements.

         3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the January 31, 1996 balance sheet of the Sellers Financial Statements, or on
SCHEDULE 3.9, Sellers are not obligated for, nor are any of its assets or properties subject to, any liabilities or adverse claims or obligations, absolute or contingent, except those incurred in the ordinary course of business since January 31, 1996, and Sellers are not in default with respect to any terms or conditions of any material liability or obligation. There are no facts known to Sellers that might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement, in the Sellers Financial Statements or in the Schedules.

         3.10     TAXES.

                  (a) Each Seller has filed on a timely basis (or will file when due) all income, franchise, sales, withholding and other tax returns and reports of every nature required by law to be filed by it accurately reflecting all taxes owing to (including any taxes required to be withheld and paid over to) the United States or any other government or any government subdivision, state or local, or any other taxing authority, and has paid in full, or in the case of taxes not yet due and payable, made adequate provision for the payment of, all taxes (including penalties, interest and additions to tax) for which it has or may have liability, including, without limitation, withholding taxes and taxes payable to any jurisdiction by reason of the transfer of the Subject Assets pursuant to this Agreement. Sellers have no knowledge of any unassessed tax deficiency proposed or threatened against Sellers as a result of the operation of its business or otherwise. There are no liens on the Subject Assets as a result of any tax liabilities except for taxes not yet due and payable. There are, and after the date of this Agreement will be, no tax deficiencies (including penalties, interest and additions to tax) of any kind assessed against or relating to Sellers with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in liens or claims on any of the Subject Assets or on Purchaser's title to or use of the Subject Assets, or that would result in any claim against Purchaser.

                  (b) Except as set forth on SCHEDULE 3.10, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local, or foreign tax return of any nature whatsoever of Sellers for any period. The federal income tax returns of Sellers have never been audited by the Internal Revenue Service. No state, local or foreign taxing authority has audited any tax return or report filed by Sellers for any taxable period. Sellers have furnished to Purchaser complete and correct copies of all federal, state and foreign tax returns filed by Sellers for each of its fiscal years beginning after January 1, 1990. Sellers have furnished to Purchaser complete and correct copies of all audit reports received by Sellers from the U.S. Treasury Department, or from any state, local or foreign taxing authority, with respect to the audit of any federal, state, local or foreign tax return for any taxable period beginning after January 1, 1990.

         3.11 INDEBTEDNESS TO OFFICERS, DIRECTORS AND SHAREHOLDERS. Other than as listed on SCHEDULE 3.11, Sellers are not indebted to any of its current or former shareholders, officers or directors (or to members of their immediate families) in any amount whatever other than for salaries payable or for expenses incurred on behalf of Sellers in the ordinary course of business.

         3.12 ARTICLES OF INCORPORATION AND BY-LAWS. True, accurate and complete copies of the Articles of Incorporation and By-laws of each Seller, together with all amendments thereto, have been delivered to Purchaser or its counsel.

         3.13 CORPORATE MINUTES. Each Seller has furnished or made available to Purchaser and its counsel the corporate record books of such Seller and the same are accurate and complete and reflect all resolutions adopted and all actions taken, authorized or ratified by the shareholders and directors of such Seller. Copies of all corporate minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Purchaser promptly, and in all events, prior to the Closing Date.

         3.14 BROKERAGE AND FINDER'S FEES. No shareholder, officer, director or agent of either Seller has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

         3.15 ACCOUNTS RECEIVABLE. Each Seller has previously delivered to Purchaser an aging schedule as of a date not more than thirty (30) days prior to the date of this Agreement, which is true, correct and complete, of the accounts receivables of such Seller as of that date. Sellers will update the list as of a date not more than five (5) days prior to the Closing Date. The reserves for doubtful receivables and uncollectible accounts that will be reflected on the books of each Seller as of the Closing Date will not exceed one percent (1%) of the then aggregate accounts receivable, and will be sufficient to provide for any losses that may arise in connection with the collection of the accounts receivable. The accounts receivable as reflected on the books of each Seller as of the Closing Date, net of such reserves, will be fully collectible in the ordinary course of business within ninety (90) days after the Closing Date, without resort to legal proceedings. All of such accounts receivable will represent valid claims that have arisen in the ordinary course of business.

         3.16     EMPLOYMENT MATTERS.

                  (a) Except as set forth on SCHEDULE 3.16, Sellers are not a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, pension, profit sharing or similar personnel arrangement, any stock purchase, stock option or other stock plans or programs or any employee termination or severance arrangement.

                  (b) Except as set forth on SCHEDULE 3.16, the employment by Sellers of any person including employees of any related entity for which either Seller provides or has provided prior to Closing any or all compensation, benefits and/or labor supervision (whether or not there is a written employment agreement) may be terminated for any reason whatsoever not inconsistent with current law, without penalty or liability of any kind.

                  (c) Except as set forth on SCHEDULE 3.16, there are no administrative or judicial proceedings against either Seller active, pending or, to the best of Sellers' and Shareholder's knowledge, threatened under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act or any other foreign, federal, state or local law (including common law), ordinance or regulation relating to employees of either Seller including employees of any related entity for which either Seller provides or has provided prior to Closing any or all compensation, benefits, and/or labor supervision.

                  (d) The relation of Sellers with its respective employees including employees of any related entity for which either Seller provides or has provided prior to Closing any or all compensation, benefits, and/or labor supervision is good and there are no pending or, to the best of Sellers' and Shareholder's knowledge, threatened labor difficulties.

         3.17 NO DEFAULTS. Except as set forth on SCHEDULE 3.17 no Seller is in default (nor is any such default alleged to exist) under the terms of any written or oral contract, agreement, lease, license, mortgage, deed of trust, note, guaranty, instrument or understanding (collectively, "Contracts") to which it is a party or to which any of its assets, business or operations is subject, nor has any condition or event occurred, nor, to Sellers' knowledge is any condition or event threatened, which, after notice or the passage of time, or both, would constitute a default under any Contract. To Sellers' knowledge, no such default, condition or event exists or is alleged to exist with respect to the performance of any obligation of any other party to any of the Contracts.

         3.18 NON-TRADE ACCOUNTS RECEIVABLE. SCHEDULE 3.18 is a true and correct list of all of each Seller's accounts receivable (other than trade accounts receivable).

         3.19 MATERIAL CONTRACTS. SCHEDULE 3.19 is a true and correct list of each Contract to which each Seller is a party or by which any of its assets, businesses or operations is bound or affected. SCHEDULE 3.19 includes a description of any consents or approvals required of third parties under the terms of such Contracts for the consummation of the transactions contemplated by this Agreement. SCHEDULE 3.19 excludes any Contract that (i) may be cancelled by Sellers on thirty (30) days' notice or less without incurring a liability or obligation on the part of Sellers for such cancellation and which is not material to its business, condition (financial or otherwise), assets, liabilities, results of operations or prospects, or (ii) involves or is reasonably expected to involve the payment of consideration having an aggregate value of less than Ten Thousand Dollars ($10,000) and that is not material to the Business. A true, correct and complete copy of each written, and a description of each oral, Contract, so listed has been delivered to Purchaser or its counsel.

         3.20 PURCHASE ORDERS. SCHEDULE 3.20 is a true and complete list of all purchase orders under which each Seller is or will become obligated to pay any particular vendor an aggregate sum in excess of Five Thousand Dollars ($5,000).

         3.21 INDEBTEDNESS. SCHEDULE 3.21 is a true and complete list of all indebtedness, including, without limitation, trade accounts payable in excess of Ten Thousand Dollars ($10,000) owed or to be owed by each Seller, including a description of the terms of payment, and, if such indebtedness is secured, a description of all properties or other assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security.

         3.22 LITIGATION. SCHEDULE 3.22 is a true and complete list of all administrative or judicial proceedings to which any Seller or Shareholder is a party or, to the best of Sellers' and Shareholder's knowledge, to which it or he is threatened to be made a party which relate, directly or indirectly, to any of the Subject Assets, including, without limitation, proceedings that could affect title to or interests in the Subject Assets. There is no action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or, to the best of Sellers' and Shareholder's knowledge, threatened against or affecting any Seller or any of its assets, including, without limitation, any relating to so-called product liability, which, if adversely determined or resolved, would have an adverse effect on the Business, Subject Assets, condition (financial or otherwise), results of operations or prospects of any Seller, or any provisions of, or the validity of, or rights under, any leases or other operating agreements, licenses, permits or grants of authority of Sellers. Neither Sellers nor Shareholder have received notice that it or he is the subject of any governmental investigation and neither Sellers nor Shareholder is subject to, nor is he or it in default with respect to, any order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. SCHEDULE 3.22 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

         3.23 INSURANCE. SCHEDULE 3.23 is a true and correct list of all the policies of insurance covering the business, properties and assets of Sellers presently in force (including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium,
(vi) expiration date and (vii) the property, if any, insured, indicating as to each whether it insures on an "occurrence" or a "claims made" basis. The insurance described on SCHEDULE 3.23 does and will, on the Closing Date, insure Sellers in the amounts and against such perils as are generally maintained for comparable businesses. All of the insurance policies set forth on SCHEDULE 3.23 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and Sellers have not received any notice of cancellations with respect to any of the policies. Sellers have not been refused any insurance by any insurance carrier to which it has applied for insurance during the last five (5) years. There are no circumstances existing which would enable any insurer to avoid liability under any of Sellers' policies.

         3.24     TRANSACTIONS WITH OFFICERS, ETC.

                  (a) SCHEDULE 3.24(a) is a true and correct list of the ownership of any Seller or Shareholder in any entity that has any existing contractual relationship, oral or written, or other business relationship with Sellers or Shareholder.

                  (b) SCHEDULE 3.24(b) is a true and correct list of all Contracts (oral or written), including, but not limited to, any loans or leases, to which any Seller is a party and to which any of the officers, directors or other employees or shareholders of such Seller, or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, is also a party. SCHEDULE 3.24(b) includes a list of indebtedness of any such person or entity to any Seller.

                  (c) Except as set forth on SCHEDULE 3.24(c), none of Sellers nor any officer, director, employee or shareholder of either Seller, or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, has any direct or indirect interest in any competitor, supplier or customer of either Seller or in any person, firm or entity from whom or to whom Sellers lease any property, or in any other person, firm or entity with whom Sellers transact business of any nature.

         3.25     EMPLOYEES/INDEPENDENT SALES REPRESENTATIVES.

                  (a) SCHEDULE 3.25(a) is a true and correct list of all employees of each Seller and of any related entity for which either Seller provides or has provided prior to Closing any or all compensation, benefits and/or labor supervision (as used in this Agreement, the term "employees" includes employees, salespersons, consultants, agents, and all other persons associated with the Sellers), their accrued vacation and sick pay, the nature of their duties and the date and amount of their last increase in compensation. A true, correct and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered to Purchaser or its counsel.

                  (b) SCHEDULE 3.25(b) is a true and correct list of all independent or outside sales representatives of each Seller and of any related entity for which either Seller provides or has provided prior to Closing any or all compensation, benefits and/or labor supervision ("Independent Sales Representatives"), the length of time they have been acting in such capacity and the amount of sales attributable to each Independent Sales Representative for each of the last three years (or such shorter period of time if acting in such capacity for less than three years). A true, correct and complete copy of each written agreement and a description of each oral agreement with respect to each Independent Sales Representative has been delivered to Purchaser or its counsel.

         3.26     PATENTS, TRADEMARKS, COPYRIGHTS AND SIMILAR MATTERS.

                  (a) Sellers or Shareholder have never been charged with infringement or violation of any patent, trademark, service mark, trade name or copyright. Neither Seller nor Shareholder is using or has in any way made use of any patentable or unpatentable invention, or any confidential information or trade secret, of any former employer of any present or past employee of either Seller. All patents, trademarks, service marks, trade names and copyrights (the "Specified Items"), and all applications or registrations (including those whose use is limited to one or more states of the United States), owned or used by either Seller or by Shareholder (in connection with the Business or Subject Assets) are listed on SCHEDULE 3.26 and, to the extent indicated, have been duly registered in, filed in or issued by the United States Patent Office or the corresponding agency or office of each of such states. Except as indicated on SCHEDULE 3.26, which Schedule shall include, without limitation, the Exclusive License (as defined below) Shareholder and Sellers are the sole and exclusive owner of, or have the sole and exclusive rights to use, the Specified Items except for the rights of licensees (whose names are listed on SCHEDULE 3.26) or as specified on such Schedule. Except as set forth on SCHEDULE 3.26, none of Sellers or Shareholder use any of the Specified Items by consent of any other party and the same are free and clear of any attachments, liens, claims, encumbrances or agreements. Except as listed on SCHEDULE 3.26, there are no claims or demands of any other person, firm or corporation pertaining to any of the Specified Items, and no proceedings have been instituted, are pending or, to the knowledge of Sellers or Shareholder, are threatened which challenge the right of Sellers or Shareholder in respect of any of the Specified Items. None of the Specified Items infringes on, or, to the knowledge of Sellers or Shareholder, is being infringed on by others, and none of the Specified Items is subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

                  (b) Aero-Mod and Resi-Tech are the sole and exclusive owners, and have the full right, power and authority to transfer to Purchaser the exclusive use of, the name "Aero-Mod Incorporated" and "Resi-Tech, Inc." respectively. Sellers do not use the name by consent of any other person or entity, and each Seller owns its respective name free and clear of any attachments, liens, claims, encumbrances or agreements. There are no claims or demands of any other person or entity pertaining to the use of the name and no proceedings have been instituted or, to the knowledge of the Sellers or Shareholder, are threatened, which challenge the right of any Sellers in respect of its name; and the use by each Seller of its name does not infringe on or, to the knowledge of Sellers, is not being infringed on by others, and is not subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

                  (c) True, correct and complete copies of all patents, trademarks, service marks, trade names and copyrights, and of all related applications or registrations, that are listed on SCHEDULE 3.26 have been delivered to Purchaser or its counsel.

         3.27     EMPLOYEE BENEFIT PLANS AND OTHER PLANS.

                  (a) For purposes of this Section 3.27, the following definitions apply:

                           (i) "Benefit Plan" means each deferred compensation,
                  equity compensation, pension, profit-sharing, retirement and welfare plan, each plan, arrangement or policy for the provision of bonuses and/or severance benefits, each "employee benefit plan" (as defined in ERISA Section 3(3)) and each fringe benefit plan that a Controlled Group Member maintains, contributes to, has liability with respect to, or has an obligation to contribute to;

                           (ii) "Controlled Group Member" means Sellers and each
                  other person or entity required to be aggregated with Sellers under Code Section 414(b), (c), (m) or (o); and

                           (iii) "ERISA" means the Employee Retirement Income
                  Security Act of 1974, as amended.

                  (b) No Controlled Group Member has directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any Benefit Plan which has or could give rise to any liens on any of the Subject Assets, or which could result in any liability or obligation to Purchaser, whether arising out of the establishment, operation, administration or termination of such Benefit Plans or the transactions contemplated by this Agreement.

                  (c) No Controlled Group Member directly or indirectly maintains, sponsors, contributes to, has an obligation to contribute to or has liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the ten (10) year period ending on the Closing Date, any Benefit Plan which is subject to Title IV of ERISA (including, without limitation, any multi employer plan subject to the requirements of Subtitle E of such Title).

                  (d) SCHEDULE 3.27 is a true and correct list of all Benefit Plans that each Seller, directly or indirectly, sponsors, maintains or contributes to or has, directly or indirectly, sponsored, maintained, or had an obligation to contribute to at any time within the five (5) year period ending on the Closing Date.

                  (e) Each Controlled Group Member has timely provided or will timely provide all notices and any continuation of health benefit coverage (including, without limitation, medical and dental coverage) required to be provided to employees, former employees or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement.

         3.28     ENVIRONMENTAL MATTERS.

                  (a) There have been no actual or threatened "releases" of "hazardous substances" "hazardous or infections wastes," "hazardous materials," "toxic substances," pollutants, contaminants, asbestos or petroleum or petroleum-based products ("Hazardous Substances") into the "environment" at any real property "owned" or "operated," in whole or in part, by any Seller or Shareholder as those terms are used in any federal, state or local law, regulation, permit, agreement, rule or order relating to the environment or health and safety matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, ET SEQ. ("CERCLA") Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.) ("RCRA"), the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), all as amended (collectively, "Environmental Laws");

                  (b) There has been no "disposal" of "solid waste" as those terms are used in RCRA at any real property owned or operated by any Seller or Shareholder;

                  (c) No real property owned or operated by any Seller or Shareholder poses an "imminent and substantial endangerment to health or the environment" within the meaning of Sections 7002 and 7003 of RCRA or to the public health and safety within the meaning of common law and statutory provisions relating to nuisances;

                  (d) Neither Seller or Shareholder has arranged with another for disposal or treatment, or arranged with a transporter for transport for disposal or treatment of Hazardous Substances generated by it at a site in violation of Environmental Laws where there has been an actual or threatened release of Hazardous Substances into the environment;

                  (e) Neither Seller or Shareholder is presently in violation of, and have not previously violated, any Environmental Laws;

                  (f) Each of Seller and Shareholder has obtained all permits, registrations, plan approval and other governmental authorizations ("Governmental Authorizations") necessary under Environmental Laws to transact its business at all locations and in the manner such business is presently conducted and all such Governmental Authorizations are unexpired and in good standing, and each Seller or Shareholder is in compliance with all of the terms and conditions of such Governmental Authorizations;

                  (g) Neither Seller or Shareholder has received an order, complaint, claim, notice of violation, citizen suit demand or other communications ("Violation"), oral or written, asserting that he or it is in violation or has violated any provisions of Environmental Laws, and neither Sellers nor Shareholder knows of any pending or threatened investigation for any such alleged Violation; and

                  (h) Sellers or Shareholder do not and have not permitted any third party to use, manufacture, generate, treat, dispose of, transport or otherwise manage or handle Hazardous Substances on or off-site of any of the real property.

         3.29 BANK ACCOUNTS. SCHEDULE 3.29 is a true and correct list of the name of each bank, savings and loan, or other financial institution in which any Seller has an account or safe deposit box, the names of all persons authorized to draw on each account or to have access to each box, the number of signatures required to be given for a withdrawal, a description of the type of account and the balance of each account as of the most recent statement.

         3.30 COMPLIANCE WITH LAWS. To the best of Sellers' knowledge, Sellers have complied in all material respects with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting the Business and operations and is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order.

         3.31 POWERS OF ATTORNEY. Neither Seller has given any power of attorney (irrevocable or otherwise) to any person or entity for any purpose.

         3.32 LICENSES AND RIGHTS. Each Seller and Shareholder possesses all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in the Business as presently conducted in and at all locations and places where it is presently operating, except where the failure to possess such would not have a material adverse effect on the Business, Subject Assets or financial condition of Sellers. Such franchises, licenses, permits and other authorizations are listed on SCHEDULE 3.32.

         3.33 SCHEDULE OF GOVERNMENT REPORTS. SCHEDULE 3.33 is a true and correct list, and Sellers have furnished to Purchaser or its counsel complete copies of all reports, if any, filed since December 31, 1992, by either Seller with the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Occupational Safety and Health Administration, Internal Revenue Service (other than tax returns and standard forms relating to compensation or remuneration of employees), Environmental Protection Agency, Securities and Exchange Commission or Pension Benefit Guarantee Corporation, or any similar state agency.

         3.34     PRODUCTS.

                  (a) The products sold by Sellers conform to and meet or exceed the standards required by all applicable laws, ordinances and regulations now in effect and, to Sellers' knowledge, there is no pending legislation, ordinance or regulation which if adopted or enacted would have a material adverse effect on such products or Sellers' business.

                  (b) SCHEDULE 3.34 contains a written statement accurately describing Sellers' warranties and customer service policies and any recurring warranty problems. Sellers do not have any outstanding contracts or proposals that depart from the warranty and customer service policy and practice described in such Schedule. To the extent transferrable, Sellers will convey to Purchaser all its rights in manufacturers' warranties for products sold by Sellers (which will be deemed a part of the Subject Assets). Except as may be listed on SCHEDULE 3.34, no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of Sellers' products are presently pending or, to the best of Sellers' and the Shareholder's knowledge, threatened.

         3.35 CASUALTY OCCURRENCES. SCHEDULE 3.35 is a true and correct list of occurrences during the last five (5) years of damages to persons or property involving any defects or alleged defects in any of Sellers' products or their design. All such occurrences are fully and adequately covered by paid-for insurance.

         3.36 INVENTORY. The inventory of each Seller consists only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, within such Seller's normal inventory "turn" experience and does not include any item of inventory which has previously been written off by such Seller. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with generally accepted accounting principles to estimated net realizable market values. The value at which the inventory is carried on Sellers' books reflects the lower of cost (on a FIFO basis) or estimated net realizable market value, and is based on quantities determined by physical count.

         3.37 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties made by Sellers or Shareholder in this Agreement or in any document, statement, certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished to Purchaser or its counsel pursuant to this Agreement, or in connection with the transactions contemplated under this Agreement (collectively, the "Documents"), contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of fact contained therein not misleading. References in any Document, or in any Contract, a copy of which has been provided to Purchaser or its counsel, to any other Document or Contract that prior to the date of this Agreement has not been provided to Purchaser or its counsel will not be deemed for any purposes of this Agreement to be a disclosure of any term, provision or statement of fact of, or relating to, such other Document or Contract.

         3.38     INVESTMENT REPRESENTATIONS.

                  (a) Shareholder (i) is acquiring the Convertible Subordinated Promissory Note (and any securities acquired upon conversion or exchange therefor) for the purpose of investment and not with a view towards the resale or distribution thereof within the meaning of the Securities Act of 1933 (the "1933 Act"), (ii) will not sell, transfer or otherwise dispose of the Convertible Subordinated Promissory Note (or any securities acquired upon conversion or exchange therefor) except in compliance with the 1933 Act, and (iii) is aware that the Convertible Subordinated Promissory Note (and any securities acquired upon conversion or exchange therefor) are "restricted securities" as that term is defined in Rule 144 of the General Rules and Regulations under the 1933 Act;

                  (b) Shareholder understands that the Convertible Subordinated Promissory Note (and any securities acquired upon conversion or exchange therefor) has not been registered under the 1933 Act and must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available.

                  (c) Shareholder acknowledges that he has had an opportunity to ask questions of and receive answers from duly designated representatives of Purchaser and Waterlink concerning the terms and conditions pursuant to which the Convertible Subordinated Promissory Note (and any securities acquired upon conversion or exchange therefor) will be acquired. Shareholder further acknowledges that he has been afforded an opportunity to examine such documents and other information which he has requested for the purpose of evaluating the investment in the Convertible Subordinated Promissory Note (and any securities acquired upon conversion or exchange therefor).

                  (d) By reason of his knowledge and experience in financial and business matters in general, and investments in particular, Shareholder is capable of evaluating the merits and risks of its acquisition of the Convertible Subordinated Promissory Note (and any securities acquired upon conversion or exchange therefor).

                  (e) Shareholder acknowledges that the Convertible Subordinated Promissory Note (and any securities acquired upon conversion or exchange therefor) and any and all securities issued in replacement or exchange therefor will bear the following legend:

                  This [name of security] has not been registered under the Securities Act of 1933 (the "Act") and is a restricted security as that term is defined in Rule 144 under the Act. The [name of security] may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of [name of issuer].

                                   ARTICLE IV
                                   ----------

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND WATERLINK
            ---------------------------------------------------------

         Purchaser and Waterlink, jointly and severally, warrant and represent to, and agree with, Sellers and the Shareholder as follows:

         4.1 ORGANIZATION AND GOOD STANDING OF PURCHASER AND WATERLINK. Each of Purchaser and Waterlink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Waterlink has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to qualify would not have a material adverse effect on the business or financial condition of Purchaser or Waterlink, as the case may be. Other than actions taken in connection with its organization, Purchaser has conducted no business since its organization.

         4.2 AUTHORITY OF PURCHASER AND WATERLINK. The execution, delivery and consummation of this Agreement by Purchaser and Waterlink has been or will be duly authorized by their respective boards of directors of Purchaser in accordance with all applicable laws and the Certificates of Incorporation and By-laws of Purchaser and Waterlink, as the case may be, and at the Closing Date no further corporate action will be necessary on the part of Purchaser or Waterlink to make this Agreement valid and binding on Purchaser and Waterlink and enforceable against Purchaser and Waterlink in accordance with its terms. Except as has been or will be obtained from Purchaser's secured lender, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Purchaser or Waterlink for the authorization of this Agreement or the consummation by Purchaser or Waterlink of the transactions contemplated in this Agreement.

         4.3 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, accurate and complete copies of the Certificate of Incorporation and the By-laws of Purchaser and Waterlink, together with all amendments thereto, have been delivered to Seller or its counsel.

         4.4 WATERLINK FINANCIAL STATEMENTS. Prior to the date of this Agreement, Waterlink provided Sellers with the following financial statements of Waterlink (the "Waterlink Financial Statements"), to wit: the audited balance sheet and statement of income at and for the shortened fiscal year ended September 30, 1995, the unaudited balance sheet and statement of income at and for the six (6) month period ended March 31, 1995 and the unaudited balance sheet and statement of income at and for the interim five (5) month period ended February 29, 1996.

         The Waterlink Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods, (ii) present fairly, in all material respects, Waterlink's financial position, results of operations and cash flows at and for the periods therein specified, (iii) are true and complete, (iv) are consistent with the books and records of Waterlink, and (v) with respect to all of the unaudited Waterlink Financial Statements, include all adjustments, consisting only of normal recurring adjustments, required for a fair presentation. The Waterlink Financial Statements will be deemed to include any accompanying notes and schedules.

         4.5 WATERLINK AUTHORIZED CAPITALIZATION. The authorized, issued and outstanding and reserved capital stock of Waterlink is as set forth on the attached SCHEDULE 4.5. The outstanding shares of capital stock of Waterlink are duly and validly issued, fully paid and nonassessable. Except as listed on
SCHEDULE 4.5 and except for the common stock underlying the Convertible Subordinated Promissory Note, there is no subscription right, option, warrant, convertible security or other right (contingent or otherwise) presently outstanding, for the purchase, acquisition or sale of any common stock or any securities convertible into or exchangeable for common stock or other securities of Waterlink.

         4.6 ABSENCE OF CERTAIN CHANGES. Since February 29, 1996, Waterlink has actively conducted its business in the ordinary and regular course consistent with past practice. Except as set forth on SCHEDULE 4.6, without limiting the generality of the foregoing, since such date, there has been no material adverse change in the condition (financial or otherwise), or business of Waterlink.

                                    ARTICLE V
                                    ---------

         CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND WATERLINK
         --------------------------------------------------------------

         The obligations of Purchaser and Waterlink under this Agreement are, at their option, subject to satisfaction of the following conditions at or prior to the Closing Date:

         5.1 REPRESENTATIONS TRUE. The representations and warranties of each of Sellers and Shareholder contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         5.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Purchaser and Waterlink have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement including, without limitation, such consents as may be listed or required to be listed on SCHEDULE 3.2.

         5.3 PERFORMANCE AND OBLIGATIONS. Sellers and Shareholder have duly performed all obligations, covenants and agreements undertaken by Sellers or Shareholder in this Agreement and have complied with all terms and conditions applicable to them under this Agreement to be performed and complied with on or before the Closing Date.

         5.4 RECEIPT OF DOCUMENTS BY PURCHASER. Purchaser has received:

                  (a) a certificate executed by the President and Secretary of each Seller certifying as to the fulfillment of the matters contained in Sections 5.1, 5.2, 5.3 and 5.5.

                  (b) a true and correct copy of each Seller's Articles of Incorporation, certified by the Secretary of State of Kansas as of a date not more than five (5) days prior to the Closing Date, and a true and correct copy of each Seller's By-Laws certified by the Secretary of each Seller as of the Closing Date.

                  (c) a written opinion from counsel for Sellers and Shareholder, dated as of the Closing Date, addressed to Purchaser, satisfactory to Purchaser and its counsel in form and substance, to the effect that:

                         (i) Each Seller is duly incorporated, validly existing
                  and is in good standing under the laws of its state of incorporation, has full corporate power and authority to carry on its business as and where now conducted, and to own or lease and operate its properties at and where now owned or leased and operated by it, and is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary;

                        (ii) Each Seller has full right and lawful authority to
                  convey, transfer and assign the Acquired Assets to Purchaser as provided in this Agreement, Shareholder has full right and authority to convey, transfer and assign the Patents to Purchaser as provided in this Agreement, and the instruments of transfer delivered by Sellers or Shareholder, as the case may be, to Purchaser at the Closing are sufficient to transfer to Purchaser all right, title and interest of Sellers and Shareholder in and to the Subject Assets;

                       (iii) Each Seller has all requisite corporate power to
                  execute, deliver and carry out its obligations under this Agreement and the execution, delivery and performance of this Agreement and the other agreements to be executed, delivered and performed pursuant to this Agreement by each Seller have been duly authorized by all requisite corporate action, including, without limitation, the requisite authorization by the shareholders of each Seller;

                        (iv) This Agreement and the other agreements to be
                  executed, delivered and performed pursuant to this Agreement constitute the legal, valid and binding obligation of each Seller that is a party thereto, and are enforceable against each Seller that is a party thereto in accordance with their respective terms with appropriate bankruptcy exceptions;

                         (v) This Agreement and the other agreements to be
                  executed, delivered and performed pursuant to this Agreement to which Shareholder is a party constitute the legal, valid and binding obligation of Shareholder, and are enforceable against Shareholder in accordance with their respective terms with appropriate bankruptcy exceptions;

                        (vi) Except as set forth in this Agreement or in any
                  Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement by each Seller or Shareholder, as applicable (a) are not in conflict with the Articles of Incorporation or By-Laws of such Seller, (b) do not (with or without notice or the passage of time or both) constitute a default under, and are not in conflict with, any Contract listed on SCHEDULE 3.19 to this Agreement, (c) do not violate any order, judgment or decree or any rule, regulation or law, or any other restriction known to such counsel to which any Seller or Shareholder is a party or to which any of its or his assets are subject and (d) will not (with or without notice or the passage of time or both) result in the creation of any lien or any charge on or any loss of any assets of any Seller, Shareholder or in the acceleration or termination of any loan, security interest or other agreement known to such counsel to which any Seller is a party or to which any of its or his assets are subject;

                        (vi) Except with respect to those matters as may be
                  disclosed in any Schedule, such counsel has no knowledge of any action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or threatened against or affecting any Seller, Shareholder or any of its or his assets at law or in equity, or before or by any federal, state, municipal or other governmental department or by any other commission, board, agency or instrumentality, domestic or foreign, that can reasonably be expected to have any adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of any Seller;

                        (vii) Such other material matters which Purchaser or
                  its counsel reasonably requests;

                  (d) certified copies of resolutions duly adopted by the shareholders and board of directors of each Seller approving this Agreement and the transactions contemplated under it.

         5.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement, or which is likely to materially and adversely affect the value of the business or assets of Sellers or of the Patents.

         5.6 EMPLOYMENT AGREEMENT. Shareholder has entered into an Employment Agreement with Purchaser in the form of EXHIBIT F to this Agreement containing the non-competition and confidentiality provisions set forth therein (the "Employment Agreement").

         5.7 DELIVERY OF BOOKS AND RECORDS. Each Seller has delivered or made available to Purchaser all books and records of such Seller relating to or reasonably required for the operation of the business of such Seller, including, without limitation, copies of all Contracts, financial and accounting records, files and records relating to employees, and all related correspondence.

         5.8 INSTRUMENTS OF TRANSFER. Each Seller and Shareholder have executed and delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser title to all of the Subject Assets as required pursuant to Section 1.4. The instruments of transfer must be in form and substance reasonably satisfactory to Purchaser and its counsel, which form is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfer. All of such instruments must contain general warranties of title and good right to convey.

         5.9 CONFIDENTIALITY AND NON-COMPETE AGREEMENTS. Shareholder and Sellers have (i) assigned to Purchaser any and all rights of Sellers under any confidentiality agreement covering confidential information concerning Sellers' business or the Subject Assets and under any non-compete or similar agreement in favor of any Seller restricting activities competitive with those of Sellers' business, (ii) provided Purchaser with a list of such agreements and (iii) delivered copies of such agreements of Purchaser.

         5.10 ABSENCE OF CHANGES. There has been no material adverse change in the business (financial or otherwise), assets, liabilities, results of operations or prospects of Sellers since the date of this Agreement.

         5.11 AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT. Shareholder has entered into an Amended and Restated Exclusive License Agreement (the "Exclusive License") with Teknofanghi [Inc.] in connection with the Draimad product line which is, in form and substance, satisfactory to Purchaser.

         5.12 LEASE FOR LEASED PROPERTY. Shareholder shall have entered into a Lease for the Leased Property (the "Lease") substantially in the form of EXHIBIT A to this Agreement.

         5.13 ENVIRONMENTAL INVESTIGATION. Purchaser has completed an environmental investigation of the Leased Property (at its own expense) to the satisfaction of Purchaser.

         5.14 TITLE COMMITMENT. Purchaser shall have received (at Sellers' expense) and approved a so-called "title commitment" for the Leased Property reflecting the status of the title thereto and all liens and other encumbrances affecting the Leased Property.

         5.15 NON-DISTURBANCE AGREEMENT. Purchaser shall have received the Non-Disturbance Agreement.

         5.16 BLUE WATER TRANSACTION. Blue Water Services, Inc ("Blue Water") and Shareholder shall have entered into that certain Asset Purchase Agreement among B-W Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Waterlink ("BW Acquisition Corp.") Waterlink, Blue Water and Shareholder (the "Blue Water Purchase Agreement") and all agreements in connection therewith and the transactions contemplated thereby shall have been consummated.

         5.17 SBA LOANS. Shareholder shall cause to have released those certain liens (the "Release") on the inventory, equipment, accounts receivables, machinery, furniture and equipment securing obligations owed to the First National Bank of Wamego. Shareholder shall provide evidence of the Release in form and substance satisfactory to Purchaser and Waterlink.

         5.18 TERMINATION OF SIMPLIFIED EMPLOYEE PENSION PLAN. Sellers and Shareholder shall have discontinued and terminated the Aero-Mod simplified employee pension plan effective immediately upon consummation of the transactions contemplated hereby and shall provide evidence of such discontinuance or termination in form and substance satisfactory to Purchaser and Waterlink.

                                   ARTICLE VI
                                   ----------

         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND SHAREHOLDER
         --------------------------------------------------------------

         The obligations of Sellers and Shareholder under this Agreement are, at their option, subject to satisfaction of the following conditions at or prior to the Closing Date:

         6.1 REPRESENTATIONS TRUE. The representations and warranties of Purchaser and Waterlink contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         6.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Sellers and Shareholder have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated by this Agreement.

         6.3 PERFORMANCE OF OBLIGATIONS. Purchaser and Waterlink have duly performed all obligations, covenants and agreements undertaken by Purchaser or Waterlink in this Agreement and have complied with all the terms and conditions applicable to them under this Agreement to be performed or complied with on or before the Closing Date.

         6.4 RECEIPT OF DOCUMENTS BY SELLERS AND SHAREHOLDER. Sellers and Shareholder have received:

                  (a) the purchase price for the Subject Assets as provided in
         Section 2.1(a);

                  (b) a certificate executed by the President or CFO of Purchaser certifying as to the fulfillment of the matters contained in Sections 6.1, 6.2 and 6.3 of this Article;

                  (c) a written opinion from counsel for Purchaser and Waterlink, dated as of the Closing Date, addressed to Sellers and Shareholder, satisfactory to Sellers and Shareholder and their counsel in form and substance, to the effect that:

                           (i) Each of Purchaser and Waterlink is duly
                  incorporated, validly existing and is in good standing under the laws of the State of Delaware. Each of Purchaser and Waterlink has full corporate power and authority to carry on its business as and where now conducted, and to own or lease and operate its properties at and where now owned or leased and operated by it;

                           (ii) Each of Purchaser and Waterlink has all
                  requisite corporate power to execute, deliver and carry out its obligations under this Agreement and the execution, delivery and performance of this Agreement by Purchaser and Waterlink have been duly authorized by all requisite corporate action;

                           (iii) The execution and delivery of this Agreement
                  and the consummation of the transactions contemplated under this Agreement by Purchaser and Waterlink are not in conflict with the Certificate of Incorporation or By-laws of Purchaser and Waterlink; and

                           (iv) This Agreement constitutes the legal, valid, and
                  binding obligation of Purchaser and Waterlink, and is enforceable against Purchaser and Waterlink in accordance with its terms;

                  (d) certified copies of resolutions duly adopted by the Board of Directors of Purchaser and Waterlink approving this Agreement and the transactions contemplated under it.

         6.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to obtain material damages from Seller in connection with this Agreement or the consummation of this Agreement.

         6.6 EMPLOYMENT AGREEMENT. Purchaser has entered into the Employment Agreement with Shareholder.

         6.7 REGISTRATION RIGHTS AGREEMENT. Waterlink shall have entered into a Registration Rights Agreement with Shareholder substantially in the form attached hereto as EXHIBIT G.

         6.8 ASSUMPTION OF LIABILITY. Purchaser shall have entered into an Assumption Agreement, more particularly described in Section 1.4 of this Agreement.

         6.9 EXECUTIVE COMMITTEE. Shareholder shall have been appointed to serve on the Executive Committee of Waterlink.

         6.10 LEASE FOR LEASED PROPERTY. Purchaser shall have entered into the Lease.

         6.11 BLUE WATER TRANSACTION. B-W Acquisition Corp. and Waterlink shall have entered into the Blue Water Purchase Agreement and all agreements in connection therewith and the transactions contemplated thereby shall have been consummated.

                                   ARTICLE VII
                                   -----------

                                     CLOSING
                                     -------

         The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Benesch, Friedlander, Coplan & Aronoff P.L.L., 200 Public Square, 2300 BP America Building, Cleveland, Ohio 44114 on April 26, 1996, at 10:00 A.M. Cleveland, Ohio Time or such other date mutually agreeable to the parties (the "Closing Date"). If the Closing has not taken place by such date by reason of failure of fulfillment of any condition or conditions contained in this Agreement, then the non-breaching party may, by written notice to the other party, extend the Closing Date for a period of thirty (30) days to permit fulfillment of such condition or conditions. Unless the parties otherwise agree in writing, if the Closing has not occurred by May 31, 1996, then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party's breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing.

                                  ARTICLE VIII
                                  ------------

                            TERMINATION OF AGREEMENT
                            ------------------------

         This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date:

                  (a) by mutual consent in writing of Purchaser, Sellers and Shareholder;

                  (b) by Purchaser if there has been a material misrepresentation or breach of warranty in the representation and warranties of Sellers and Shareholder made under this Agreement or by Sellers and Shareholder if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser made under this Agreement;

                  (c) by Purchaser if all or a material portion of the Subject Assets have been materially damaged or destroyed before the Closing;

                  (d) by Purchaser, if any of the conditions contained in
         Article V, or by Sellers and Shareholder, if any of the conditions contained in Article VI, respectively, have not been fulfilled in all material respects.

Any termination pursuant to this Article VIII will not affect the obligations of the parties under Article XII or Section 16.5, and will be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser (i) has complied with all of the conditions to Closing contained in Article VI, (ii) has notified

Sellers and Shareholder of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to pay Sellers and Shareholder the purchase price and furnishes evidence to that effect to Sellers and Shareholder, and if the Closing does not then occur due to the refusal of Sellers and Shareholder to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.

                                   ARTICLE IX
                                   ----------

                           SURVIVAL OF REPRESENTATIONS
                           ---------------------------
                    AND WARRANTIES; INDEMNIFICATION; DISPUTES
                    -----------------------------------------

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of any party to this Agreement, the representations and warranties of Sellers, Shareholder, Purchaser and Waterlink contained in this Agreement or in any certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing for a period of three (3) years, except that the representations and warranties of Seller and Shareholder contained in Sections 3.10, 3.27 and 3.28 will survive for so long as any applicable statute of limitations has not expired, been suspended or been waived or extended, and for thirty (30) days after. However, as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching party as given notice to the breaching party on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice.

         9.2 SELLERS' AND SHAREHOLDER'S INDEMNIFICATION. Sellers and Shareholder, jointly and severally, will indemnify and save harmless Purchaser and Waterlink and their respective subsidiaries, shareholders, directors, officers, employees and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal fees and expenses) (collectively, the "damages") resulting from or attributable to (a) the breach of, or misstatement in, any one or more of the representations or warranties of Sellers or Shareholder made in or pursuant to this Agreement, (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Sellers or Shareholder made in or pursuant to this Agreement, (c) Sellers' treatment, transport, recycling, storage or disposal, or any arrangement for any of same, done or made prior to the Closing, of any Contaminant generated and transported off-site from any facility owned or operated by any Seller or any of its predecessors, (d) any and all obligations, debts or other liabilities of Sellers not expressly assumed by Purchaser pursuant to this Agreement, or (e) any and all obligations of Purchaser to withhold a portion of the purchase price to satisfy the requirements of any applicable laws of any jurisdiction, federal, state or local. Purchaser will be entitled to set off against any payments due under the Promissory Notes the amount of such costs, expenses, losses, damages and liabilities, and, to the extent not in a liquidated amount, then in an amount reasonably and in good faith estimated by Purchaser.

         9.3 DEFENSE OF CLAIM. In case Purchaser or Waterlink has received actual notice of any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against Sellers and/or Shareholder pursuant to this Agreement, Purchaser will give notice in writing to Sellers and Shareholder. Within ten (10) days after the earlier of (i) receipt of such notice or (ii) receipt of actual notice by Sellers or Shareholder from sources other than Purchaser, Sellers and Shareholder may give Purchaser written notice of their election to conduct the defense of such claim, action or proceeding at its own expense. If Sellers or Shareholder have given Purchaser such notice of election to conduct the defense, Sellers and Shareholder may conduct the defense at its expense, but Purchaser will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Purchaser, without a right of further reimbursement. If Sellers and Shareholder have not so notified Purchaser in writing (within the time above provided) of their election to conduct the defense of such claim, action or proceeding, Purchaser may (but need not) conduct (at Sellers' and Shareholder's expense) the defense of such claim, action or proceeding. Purchaser may at any time notify Sellers or Shareholder of Purchaser's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Sellers or Shareholder have not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Sellers' and Shareholder's expense) unless Sellers and Shareholder notify Purchaser in writing (within five (5) days after receipt of such notice of intention to settle, compromise or satisfy) of their election to assume (at its sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Purchaser, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Purchaser, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Sellers and Shareholder as fully as though they alone had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If Sellers and Shareholder have elected under this Section 9.3 to conduct the defense of any claim, action or proceeding, then Sellers and Shareholder will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding. If Sellers and Shareholder elect to settle, compromise or satisfy any claim, action or proceeding defended by them, the cost of any such settlement, compromise or satisfaction will be borne entirely by Sellers and Shareholder and may be made only with the consent of Purchaser, which consent will not be unreasonably withheld. Purchaser, Sellers and Shareholder will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 9.3.

         9.4 PURCHASER'S AND WATERLINK'S INDEMNIFICATION. Purchaser and Waterlink covenant and agree to indemnify and save harmless Sellers and Shareholder from any and all costs, expenses, losses, damages and liabilities incurred or suffered by Sellers or Shareholder (including reasonable legal fees and costs) (collectively, the "damages") resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser or Waterlink made in or pursuant to this Agreement to the same extent as provided in Clauses
(a) and (b) of Section 9.2, and in the same manner as provided in Section 9.3, of this Article IX.

         9.5 LIMITATIONS ON INDEMNIFICATION. Any of the foregoing notwithstanding, no party will have any right to indemnification under Section 9.2(a) or (b) or Section 9.4 hereof unless and until the aggregate damages indemnifiable by the indemnifying party exceed Twenty Thousand Dollars ($20,000) and thereafter, will be entitled to the full extent of the damages and in no event will the aggregate liability of Sellers and Shareholder, on the one hand, or Purchaser and Waterlink, on the other hand, exceed Two Million Dollars ($2,000,000).

                                    ARTICLE X
                                    ---------

                          CONDUCT PRIOR TO CLOSING DATE
                          -----------------------------

         10.1 CONTINUATION OF BUSINESS. Until the Closing Date, each Seller will continue to conduct its business in the ordinary and usual course consistent with past practice, and, without limiting the generality of this undertaking, Sellers will not do or suffer to be done any of the following, whether or not in the ordinary and usual course, without the prior written consent of Purchaser:

                  (a) Dispose or contract to dispose of, or acquire or contract to acquire, any Real Property or other assets, or any interest in any Real Property or other capital assets;

                  (b) Borrow any money;

                  (c) Enter into any lease;

                  (d) Encumber any assets;

                  (e) Enter into any contract, commitment or arrangement of the type required by Section 3.19 above to be listed on SCHEDULE 3.19;

                  (f) Declare or pay any dividend or declare or make any other distribution to shareholders;

                  (g) Purchase or redeem any shares, notes or other securities;

                  (h) Increase the rate or amount of compensation or the amount or type of other remuneration to any of its directors, officers, employees, agents or other representatives, or agree to do so;

                  (i) Form or cause to be formed, or dispose or contract to dispose of, any Subsidiary, or any interest in any Subsidiary;

                  (j) Reclassify, split or combine its shares, or issue, sell, distribute or dispose of any shares, notes or other securities, or commit itself to do so;

                  (k) Make any new commitments or agree to make commitments for capital improvements or significantly alter standing commitments for capital improvements;

                  (l) Make any single expenditure or agree to make any single expenditure, or series of expenditures in excess of Five Thousand Dollars ($5,000) in the aggregate;

                  (m) Negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of all or any part of the Acquired Assets;

                  (n) Amend, or permit to be amended, in any way, its Articles or By-Laws; or

                  (o) Make any material change in accounting methods.

                  (p) Award any bonus compensation or enter into other bonus arrangements with any employees or shareholders.

         10.2 PRESERVATION OF BUSINESS. Sellers will each (i) preserve intact its present business organization and personnel, (ii) preserve its business, actual and potential, and its advantageous relationships with all persons having business dealings with it, and (iii) preserve and maintain in force all its licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, patents, trademarks, trade names, service marks and copyrights, and applications for any of the same, and other similar rights. Sellers will maintain in force all property, casualty, crime, life, directors, officers and other forms of insurance and bonds which it presently carries.

         10.3 CONSENTS AND APPROVALS. Sellers and Shareholder will use all reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE XI
                                   ----------

                    ASSIGNMENT, THIRD PARTIES, BINDING EFFECT
                    -----------------------------------------

         The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void; provided, however, that Purchaser and Waterlink may assign their respective rights hereunder to their principal lenders, subject to any defenses that Sellers and Shareholder may have hereunder against Purchaser and Waterlink and provided further that each of Aero-Mod and Resi-Tech may assign their interest in the Subordinated Promissory Note and the Second Subordinated Promissory Note, as the case may be, as provided therein. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser, Waterlink, Sellers and Shareholder, respectively, and their respective successors and permitted assigns.

                                   ARTICLE XII
                                   -----------

                                    EXPENSES
                                    --------

         Purchaser and Waterlink will bear their own expenses, and Shareholder will bear his and Sellers' expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

                                  ARTICLE XIII
                                  ------------

                                     NOTICES
                                     -------

         All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

             TO PURCHASER OR WATERLINK :    Waterlink, Inc.
             --------------------------     115 Dewalt Ave., N.W.
                                            Canton, Ohio  44702
                                            Facsimile No.:  330-455-8134
                                            Attention:  Theodore F. Savastano,
                                            Chairman

                      With a copy to:       Benesch, Friedlander,
                                             Coplan & Aronoff LLP
                                            2300 BP America Building
                                            200 Public Square
                                            Cleveland, Ohio  44114-2378
                                            Facsimile No.:  216-363-4588
                                            Attention:  Ira C. Kaplan

       To Sellers or the Shareholder:     Aero-Mod Incorporated/Resi-Tech Inc.
                                          7927 U.S. Highway 24
                                          Manhattan, Kansas  66052
                                          Facsimile No.:  913-537-0813
                                          Attention:  Lawrence A. Schmid,
                                          President

                With a copy to:           Arthur, Green, Arthur, Conderman,
                                            Stutzman & Roberson
                                          Commerce Bank Tower
                                          Manhattan, Kansas  66502
                                          Facsimile No.:  913-573-7874
                                          Attention:  David Stutzman

                               ARTICLE XIV
                               -----------

                         REMEDIES NOT EXCLUSIVE
                         ----------------------

         No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser, Sellers or Shareholder will not constitute a waiver of the right to pursue other available remedies.

                                   ARTICLE XV
                                   ----------

                                 NON-COMPETITION
                                 ---------------

         15.1     NON-COMPETITION AGREEMENT.

                  (a) For a period of five (5) years from and after the Closing Date, but as to clauses (iv) and (v) at any time after the Closing Date, Sellers and Shareholder will not, directly or indirectly (and Sellers will cause all Subsidiaries, now or subsequently existing, other than Subsidiaries that constitute part of the Acquired Assets, not to, directly or indirectly):

                           (i) engage in, carry on or have any interest in a
                  business substantially similar to the business as carried on by Sellers on the Closing Date and being acquired by Purchaser,

                           (ii) enter into, engage in, or be employed by or
                  consult with any business in, competition with Purchaser on matters substantially similar to the business as carried on by Sellers on the Closing Date and being acquired by Purchaser,

                           (iii) employ, assist in employing or otherwise
                  associate in business with any present, former or future employee of Purchaser or any of its Subsidiaries now or subsequently existing until a period of at least two (2) years has expired since such employee was employed by Purchaser or any Subsidiary,

                           (iv) induce any person who is a present or future
                  employee, officer, agent, affiliate or customer of Purchaser or any of its Subsidiaries now or subsequently existing to terminate the relationship, and

                         (v) induce any customer or supplier of either Seller to
                  refuse to do business with Purchaser on as favorable terms as previously done with either Seller.

         The prohibitions in clauses (i) and (ii) will apply to any place or location in the world in any state in the United States or any countries outside the United States where Purchaser or Waterlink has done business or is actively contemplating doing business. Sellers and Shareholder acknowledge that the length of time and geographic restriction pertaining to all prohibitions in this Subsection (a) both are reasonable and necessary for the legitimate protection of Purchaser's business and interests.

                  (b) Sellers and Shareholder expressly agree and understand that the remedy at law for any breach by Sellers of this Article XV will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Sellers' or Shareholder's violation of this Article XV, Purchaser will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this subsection (b) will be deemed to limit Purchaser's remedies at law or in equity for any breach by Sellers or Shareholder of any of the provisions of this Agreement which may be pursued or availed of by Purchaser.

                  (c) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Section 15.1 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

                  (d) In the event either Seller or Shareholder violates any legally enforceable provision of this Section 15.1 as to which there is a specific time period during which Sellers or Shareholder are prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

                  (e) The prohibitions set forth in this Section 15.1 shall automatically terminate upon expiration of the applicable grace period (as set forth in the Notes) in the event of non-payment of or any material non-performance by Purchaser under the Notes, or any one of them.

         15.2 DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, Sellers and Shareholder will not (and Sellers will cause all Subsidiaries, now or subsequently existing, not to), disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of, Purchaser or Waterlink, any information (written or oral), documents, lists or other data of or respecting any aspect of the Acquired Assets or the business being acquired by Purchaser from Sellers or Shareholder under this Agreement.

                                   ARTICLE XVI
                                   -----------

                                  MISCELLANEOUS
                                  -------------

         16.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

         16.2 CAPTIONS AND SECTION HEADINGS. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

         16.3 POSSESSION OF ACQUIRED ASSETS. Possession of the Subject Assets will be given to Purchaser on the Closing Date. Purchaser will not acquire any title to the Subject Assets until possession has been given to it in accordance with this Section 16.3, and, accordingly, all risk and loss with respect to the Acquired Assets will be borne by Sellers and Shareholder until possession has been given to Purchaser. For purposes of this Section 16.3, possession will be deemed to have been given to Purchaser when Sellers or Shareholder, as the case may be, deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement.

         16.4 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

         16.5 RIGHT OF INSPECTION. From and after the date of this Agreement to the Closing Date, Sellers will give to Purchaser and its counsel, accountants and other representatives, full access during normal business hours to its offices, properties, agreements, records and affairs, and will furnish copies of all Contracts and other instruments as Purchaser or its counsel may reasonably request. Such investigation will not affect the warranties and representations of Seller under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of Sellers will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by Sellers or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

         16.6 AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

         16.7 ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

         16.8 GOVERNING LAWS. This Agreement is to governed by and construed in accordance with the internal laws of the State of Ohio.

         16.9 KNOWLEDGE. All references to "knowledge" or "best knowledge" of a party means the actual knowledge of a party after reasonable investigation and due diligence. Failure to so investigate or exercise due diligence may result in the imputation of knowledge to a party if the circumstances, in the opinion of a trier of the facts, so warrants. Actual knowledge of any officer, director or supervisory employee of a party will be imputed to, and deemed to be actual knowledge of, that party.

         16.10 PRESS RELEASES. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained; provided, however, that nothing in this Agreement will prohibit any party from issuing or causing publication of any press release or public announcement to the extent that such party determines, on advice on counsel, that such action is required by law, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                     WATERLINK, INC

                                     By:  /s/  Nancy A. Hamerly
                                        -----------------------------------
                                     Its:  Vice President & Chief Financial
                                          Officer

                                     A-M ACQUISITIONS CORP.

                                     By:  /s/  Nancy A. Hamerly
                                        -----------------------------------
                                     Its:  Secretary

                                     AERO-MOD INCORPORATED

                                     By:  /s/  Lawrence A. Schmid
                                        -----------------------------------
                                     Its:  President

                                     RESI-TECH, INC.

                                     By:  /s/  Lawrence A. Schmid
                                        -----------------------------------
                                     Its:  President

                                     /s/ Lawrence A. Schmid
                                     --------------------------------------
                                     LAWRENCE A. SCHMID